                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
  Proxy statement pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-
   6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Little Switzerland, Inc.
                 -------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Little Switzerland, Inc.
                 -------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
    --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
    --------------------------------------------------------------------------

  (5) Total fee paid:
    --------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

  (1) Amount Previously paid:
    --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
    --------------------------------------------------------------------------

  (3) Filling Party:
    --------------------------------------------------------------------------

  (4) Date Filed:
    --------------------------------------------------------------------------

                           LITTLE SWITZERLAND, INC.
                       161-B CROWN BAY CRUISE SHIP PORT
                          ST. THOMAS, U.S.V.I. 00804

                                                              November 29, 1999

Dear Fellow Stockholder:

  The Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") scheduled for Tuesday, December 21, 1999 has been called for the purposes of electing two Class II Directors, each for a term expiring at the 2002 annual meeting, voting upon a proposal to effect a one-for-five reverse stock split of the Company's common stock and considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  Your Board of Directors has recommend the one-for-five reverse stock split in an effort to allow the Company to remain eligible for continued listing on the Nasdaq SmallCap Market. Nasdaq previously informed the Company that it would not remain eligible for trading on Nasdaq unless it could show compliance with the continued listing requirements, including the $1.00 per share minimum bid price requirement and certain other criteria. The Board of Directors believes that if the proposed reverse stock split is approved, the Company should regain compliance with the $1.00 per share minimum bid price requirement.

  Your Board of Directors recommends that you vote "FOR" the one-for-five reverse stock split of the Company's common stock. Your Board of Directors also recommends that you vote "FOR" the election of Peter R. McMullin and Kenneth W. Watson as Class II Directors, the two nominees of your Board of Directors.

  On behalf of your Board of Directors, your continued interest and support are greatly appreciated.

                                          Very truly yours,

                                          /s/ Robert L. Baumgardner

                                          Robert L. Baumgardner
                                          President & Chief Executive Officer

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL FREE AT (800) 431-9645.

                           LITTLE SWITZERLAND, INC.
                       161-B CROWN BAY CRUISE SHIP PORT
                          ST. THOMAS, U.S.V.I. 00804
                                (340) 776-2010

                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                   TO BE HELD ON TUESDAY, DECEMBER 21, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") will be held on Tuesday, December 21, 1999 at 10:00 a.m., local time, at The Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida (the "Annual Meeting") for the purpose of considering and voting upon:

  1. The election of two Class II Directors, each for a term expiring at the 2002 annual meeting and until each Director's successor is duly elected and qualified;

  2. The amendment to the amended and restated certificate of incorporation of the Company to effectuate a one-for-five reverse stock split of the Company's common stock, par value $.01 per share; and

  3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on November 26, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ Patrick J. Hopper

                                          Patrick J. Hopper
                                          Secretary

St. Thomas, U.S.V.I.
November 29, 1999

                           LITTLE SWITZERLAND, INC.
                       161-B CROWN BAY CRUISE SHIP PORT
                          ST. THOMAS, U.S.V.I. 00804
                                (340) 776-2010

                             ---------------------
                                PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON TUESDAY, DECEMBER 21, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Little Switzerland, Inc., a corporation incorporated under the laws of the state of Delaware on May 23, 1991 (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, December 21, 1999, at 10:00 a.m., local time, at The Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida, and any adjournments or postponements thereof (the "Annual Meeting"). Unless otherwise indicated, references to the "Company" in this Proxy Statement include its various subsidiaries.

  At the Annual Meeting, you will be asked to consider and vote upon the following matters:

  1. The election of two Class II Directors, each for a term to continue until the 2002 annual meeting and until each Director's successor is duly elected and qualified;

  2. An amendment to the amended and restated certificate of incorporation of the Company (the "Certificate of Incorporation") to effectuate a one-for-five reverse stock split of the common stock of the Company, par value $.01 per share ("Common Stock"); and

  3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about November 29, 1999. The Board of Directors has fixed the close of business on November 26, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of the Company's Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 8,627,209 shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

  Stockholders of the Company are requested to sign, date and promptly mail the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of Peter R. McMullin and Kenneth W. Watson as Class II Directors and "FOR" the reverse stock split. It is not anticipated that any matters other than the election of directors and the reverse stock split will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

  Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company at Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

  The Company's Annual Report, including financial statements for the fiscal year ended May 29, 1999 ("Fiscal 1999"), is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of six members, and is divided into three classes, with two Directors in each of classes I, II and
III. Effective as of December 21, 1999, the Board of Directors will be expanded to eight members, with one new member added to each of classes I and
III. Directors serve for three-year terms, with one class of Directors being elected by the Company's stockholders at each annual meeting.

  At the Annual Meeting, Class II Directors will be elected, each to serve until the 2002 annual meeting, and until each such Director's successor is duly elected and qualified. The Board of Directors has nominated Peter R. McMullin and Kenneth W. Watson for election as Class II Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Peter R. McMullin and Kenneth W. Watson as Class II Directors. Each of the nominees of the Board of Directors has agreed to stand for election and to serve if elected as a Director. However, if any such Board of Directors' nominee fails to stand for election or is unable to accept election, properly executed proxies voting in favor of such nominee of the Board of Directors will be voted for the election of such other person as the Board of Directors may nominate.

  The Board of Directors of the Company recommends that you vote FOR its proposal to elect Peter R. McMullin and Kenneth W. Watson as Class II Directors of the Company.

                        INFORMATION REGARDING DIRECTORS

  The Board of Directors of the Company held thirty-three (33) meetings during Fiscal 1999 to deal with, among other things, settlement of a proxy contest and internal restructuring initiatives. During Fiscal 1999, each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of which he or she was a member. The Board of Directors has established an Audit Committee and a Compensation Committee.

  During certain portions of Fiscal 1999, the Audit Committee consisted of the following Directors: C. William Carey, Timothy B. Donaldson, Kenneth W. Watson, Richard C. Hunter and Melanie L. Sturm. The current members of the Audit Committee are Messrs. Hunter and Watson and Ms. Sturm. The Audit Committee reviews the financial statements of the Company and the scope of the annual audit, monitors the Company's internal financial and accounting controls and recommends to the Board of Directors the appointment of independent certified public accountants. The Audit Committee met once during Fiscal 1999.

  During certain portions of Fiscal 1999, the Compensation Committee of the Board of Directors of the Company consisted of the following Directors:
Timothy B. Donaldson, Ilene B. Jacobs, C. William Carey, Melanie L. Sturm, Peter R. McMullin and Adriane J. Dudley. The current members of the Compensation Committee are Ms. Sturm and Mr. McMullin. The Compensation Committee approves Company compensation policies and procedures and establishes compensation levels for executive officers. The Compensation Committee also administers and grants awards under the 1991 Option Plan (the "1991 Option Plan") and the Company's 1992 Employee Stock Purchase Plan (the "1992 ESPP"). The Compensation Committee met once during Fiscal 1999. The Board of Directors does not maintain a nominating committee. Instead, its functions are carried out by the entire Board of Directors.

                           COMPENSATION OF DIRECTORS

  Directors who are officers or employees of the Company receive no compensation for service as Directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may from time to time determine. Non-employee Directors each receive an annual retainer of $5,000, plus a fee of $2,500 for each Board of Directors meeting attended ($500 if such meeting is held via telephone conference) and $1,000 for each committee meeting attended ($500 if such meeting is held via telephone conference) if such meeting does not take place in conjunction with a regularly scheduled Board of Directors meeting. All Directors are reimbursed for expenses incurred in connection with attendance at meetings.

  In order to more closely align stockholder and Director interests, in 1992 the Board of Directors established the 1992 Non-Employee Directors' Nonqualified Stock Option Plan (the "1992 Option Plan"). Pursuant to the 1992 Option Plan, each eligible non-employee Director automatically receives an option to purchase 3,000 shares of Common Stock on the last day of the Company's fiscal year. All options granted pursuant to the 1992 Option Plan vest and are immediately exercisable upon grant. All options granted under the 1992 Option Plan have an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date. On May 29, 1999, the then eligible non-employee Directors of the Company each received an option to purchase 3,000 shares of Common Stock at an exercise price of $.84375 per share, the fair market value of the Common Stock on May 28, 1999.

  For a description of the consulting arrangement with Mr. Carey, a former Director of the Company, during Fiscal 1999, see "--Compensation Committee Interlocks and Insider Participation."

  Set forth below is certain information regarding the Directors of the Company as of November 15 1999, based on information furnished by them to the Company.

                                                                        Director
Name                                                                Age  Since
----                                                                --- --------
CLASS I--TERM EXPIRES 2001
Robert L. Baumgardner..............................................  53   1999
Alex J. Nobile.....................................................  47   1999
Richard Siegel(2)..................................................  34   1999

CLASS II--TERM EXPIRES 1999
Peter R. McMullin(1)...............................................  56   1999
Kenneth W. Watson(1)...............................................  56   1991

CLASS III--TERM EXPIRES 2000
Richard C. Hunter..................................................  54   1999
Melanie L. Sturm...................................................  38   1999
Seymour Holtzman(2)................................................  64   1999

--------
(1) Nominees of the Board of Directors as Class II Directors.
(2) These appointments will be effective as of December 21, 1999.

  The principal occupation and business experience during at least the last five years for each current Director of the Company and appointees of the Board of Directors is set forth below.

                                    CLASS I

  Mr. Baumgardner joined the Company as its Chief Executive Officer and President effective as of August 17, 1999. Mr. Baumgardner was Senior Vice President of Zale Corporation's Bailey Banks and Biddle Division in Dallas from September 1998 to August 1999. Prior to his tenure with Zale Corporation, Mr. Baumgardner held senior management positions with Mayors of Coral Gables, Florida from May 1994 to September 1998, and with Tiffany of New York from May 1987 to June 1994. Mr. Baumgardner began his retail career in 1971 at Bailey Banks and Biddle, as Vice President of Stores.

  Mr. Nobile has been an attorney and investment professional with Berkeley International Capital Corporation, the venture capital arm of London Pacific Group Limited, a diversified international financial services firm, since January 1997. Prior to joining Berkeley International Capital Corporation, Mr. Nobile was Executive Vice President, General Counsel and Corporate Secretary for Gruen Marketing Corporation ("Gruen") from 1991 to 1996. Mr. Nobile joined Gruen after serving as Senior Vice President, Corporate Counsel and Secretary at Gruen's predecessor, Jewelcor Inc. from 1978 to 1991.

  Mr. Siegel has been General Counsel of Sturm Group, Inc., a private equity firm headed by Donald L. Sturm, since March 1999. From 1997 to 1999, Mr. Siegel was an attorney with Koch Industries, Inc., a diversified energy company, where he specialized in major acquisitions and joint ventures. From 1992 to 1996, Mr. Siegel was an associate with Sullivan & Cromwell in both their New York and Melbourne, Australia offices. Mr. Siegel is a graduate of the University of Maryland and Georgetown University Law Center and was a judicial clerk to the Honorable Andrew G.T. Moore, II, of the Supreme Court of Delaware.

                                   CLASS II

  Mr. McMullin is the co-founder of Southeast Research Partners, Inc. ("Southeast") and has been an Executive Vice President and a managing director of Southeast since its inception in June 1990. On June 30, 1999, Southeast was acquired by Ryan, Beck & Co. and Mr. McMullin is now Senior Managing Director of Ryan, Beck & Co.--Southeast Research Group. Ryan, Beck & Co. is a company that provides institutional research, investment banking, securities brokerage and trading services through its principal subsidiaries. Prior to being nominated as a director of the Company, Mr. McMullin followed and wrote about the Company since its initial public offering in 1991.

  Mr. Watson was the Acting Chief Executive Officer of the Company from April 7, 1999 until his resignation as of August 17, 1999. Mr. Watson also served as Chief Executive Officer and President of the Company from January 1994 to October 1994. Mr. Watson is currently serving as the Chief Operating Officer of CyberSettle.com, an internet dispute resolution company, with which he has been associated since March 1999. From October 1996 to March 1999, Mr. Watson served as Vice President-Consumer Marketing of the New York Times Magazine Group, a subsidiary of the New York Times Company. Mr. Watson served as Executive Vice President of K-Mart Corporation from October 1994 through March 1996. Mr. Watson was President of Louis Vuitton Stores, Inc. from July 1992 to March 1993. Previously, he was Chairman and Chief Executive Officer of Gump's, a retailer of jewelry, art and gift items from September 1989 to June 1992 and President and Chief Executive Officer of Cartier, Inc. from 1985 to September 1989.

                                   CLASS III

  Mr. Hunter was the Senior Vice President for International Operations & Development of Williams Sonoma, Inc. from November 1996 to April 1999. From March 1996 to October 1996, Mr. Hunter was the President of RCH Consulting, Inc., from January 1995 to February 1996 he was the Executive Vice President of DFS Group Limited and from June 1992 to December 1994 he was the President of DFS North America Division of DFS Group Limited.

  Ms. Sturm is a private equity investor and serves on the Board of Directors of FirstWorld Communications, an internet solutions and telecommunications provider, and MD Network, a healthcare company, each based in Denver, Colorado. From 1990 to 1996, Ms. Sturm served as an Investment Officer at International Finance Corporation, the private sector affiliate of the World Bank, where she specialized in project finance. From 1984 to 1988, Ms. Sturm specialized in mergers and acquisitions at Morgan Stanley and Drexel Burnham Lambert. Ms. Sturm holds a B.S. degree in Economics and a B.A. degree in International Relations from Tufts University and a MBA from INSEAD in Fontainebleau, France.

  Mr. Holtzman is the founder and Chief Executive Officer of Jewelcor, Inc. and the founder and former Chief Executive Officer of Gruen Marketing Corporation. Since 1990, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management & Consulting, Inc., C.D. Peacock, Inc., Central European Capital Investors, Inc. and S.A. Peck & Company. Mr. Holtzman is the President and founder of Financial Thrift Value Fund and since 1972 has been an investor in the banking and thrift industry.

  Messrs. Hunter and McMullin and Ms. Sturm were nominated as Directors of the Company pursuant to the terms of the Settlement Agreement, dated as of February 23, 1999, among the Company, Donald L. Sturm, ValueVest Partners L.P., Seymour Holtzman, Jewelcor Management, Inc. and the other parties identified therein (the "Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, Mr. Watson was appointed as the Acting Chief Executive Officer of the Company effective as of April 7, 1999 until a successor was found. Mr. Baumgardner succeeded Mr. Watson effective August 17, 1999. In addition, in connection with the Settlement Agreement, Mr. Sturm was granted the right to attend and observe all meetings of the Board of Directors for so long as he beneficially owns at least 5% of the outstanding shares of the Common Stock of the Company.

                              EXECUTIVE OFFICERS

  The names and ages of all executive officers of the Company and the principal occupation and business experience during at least the last five years for each of the executive officers who are not Directors of the Company are set forth below as of November 15, 1999.

 Name                          Age                         Position
 ----                          ---                         --------
 Robert L. Baumgardner.......  53    President, Chief Executive Officer and Director
 Patrick J. Hopper...........  37    Chief Financial Officer, Vice President and Treasurer
 William Canfield............  52    Vice President of Store Operations
 Michael M. Poole............  56    Vice President and General Merchandise Manager
 Raoul Mills.................  38    Vice President, Distribution

  Mr. Hopper joined the Company as its Vice President-Finance on June 7, 1999 and subsequently became the Chief Financial Officer, Vice President and Treasurer of the Company on July 3, 1999. Prior to joining the Company, Mr. Hopper was with Tesco PLC, serving as the Director of Central European Projects from January 1998 to January 1999, and as Chief Financial Officer of Tesco PLC for the Czech and Slovak Republic from April 1996 to January 1998. From January 1994 to April 1996, Mr. Hopper served as Director of Finance and Administration of K-Mart Corporation in the Czech and Slovak Republic.

  Mr. Canfield has been Vice President of Store Operations since June 1994. In that position, he has been responsible for store operations, new store development and strengthening the Company's position in jewelry throughout its stores. Mr. Canfield was Managing Director of Colombian Emeralds International from December 1979 to June 1994. In the past, he served as the President of the St. Thomas Retail Association for two years.

  Mr. Poole has been the Vice President and General Merchandise Manager of the Company since August 1998. Mr. Poole was the Director of Licensing for Combine International Inc., a jewelry manufacturing company, from August 1996 to August 1998. From September 1991 to July 1996, Mr. Poole was the President of NXP, d/b/a Jewels at A.H. Riise, a retail jewelry store in St. Thomas, U.S.V.I.

  Mr. Mills has been Vice President of Distribution since December 1998. In that position, he has been responsible for streamlining the Company's logistics process. Mr. Mills joined the Company in February 1995 as Director of Distribution, and served as Divisional Vice President of Distribution from February 1997 to December 1998. Prior to joining the Company, Mr. Mills served as General Manager for Sea Chest Hardware, Inc.

  Each of the officers holds his respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

                            EXECUTIVE COMPENSATION

  As required by the rules of the Securities and Exchange Commission (the "SEC"), the following sections of this Proxy Statement set forth and discuss the compensation paid or awarded to (i) any individual who served as either the Company's Chief Executive Officer or Acting Chief Executive Officer during Fiscal 1999 and (ii) the three most highly compensated executive officers who were serving as executive officers at the end of Fiscal 1999 and who earned in excess of $100,000 during Fiscal 1999. Accordingly, this Proxy Statement contains information concerning certain individuals who are no longer employed by the Company.

SUMMARY COMPENSATION TABLE

  The following table shows for the fiscal years ended May 31, 1997, May 30, 1998 and May 29, 1999 compensation paid by the Company to (i) any individual who served as either the Company's Chief Executive Officer or Acting Chief Executive Officer during Fiscal 1999 and (ii) the three most highly compensated executive officers who were serving as executive officers at the end of Fiscal 1999 and who earned in excess of $100,000 during Fiscal 1999.

                                    Annual Compensation                Long Term Compensation
                           ---------------------------------------- --------------------------------
                                                                      Awards        Payouts
                                                                    ---------- ---------------------
                                                          Other     Restricted Securities
                                                          Annual      Stock    Underlying     LTIP    All Other
Name and Principal                          Bonus      Compensation  Award(s)   Options      Payouts Compensation
Position                   Year Salary ($)   ($)           ($)         ($)        (#)          ($)       ($)
------------------         ---- ---------- --------    ------------ ---------- ----------    ------- ------------
John E. Toler, Jr. ......  1999  $ 91,154  $  4,000(5)        --        --           --         --     $ 43,833(12)
 President and Chief       1998  $300,000  $140,000       $4,000(6)     --           --         --     $  6,688(13)(14)
 Executive Officer(1)      1997  $300,000        --       $3,000(6)     --      300,000(7)      --     $  3,894(13)

C. William Carey.........  1999  $211,347  $ 91,250           --        --      150,000(8)      --     $359,162(15)
 Acting Chief              1998        --        --           --        --           --         --           --
 Executive Officer(1)      1997        --        --           --        --           --         --           --

Kenneth W. Watson........  1999  $ 45,692        --           --        --           --(9)      --     $ 60,750(16)
 Acting Chief              1998        --        --           --        --           --         --           --
 Executive Officer(1)      1997        --        --           --        --           --         --           --

David J. Nace............  1999  $140,000  $ 50,000           --        --           --(10)     --     $ 50,000(17)
 Chief Financial Officer,  1998        --        --           --        --           --         --           --
 Executive Vice President  1997        --        --           --        --           --         --           --
 and Treasurer

William Canfield.........  1999  $181,446        --           --        --           --         --     $  8,684(18)
 Vice President of         1998  $173,000  $ 28,000           --        --           --         --     $  8,659(19)
 Store Operations          1997  $173,000        --           --        --           --         --           --

Michael M. Poole.........  1999  $100,731        --           --        --       50,000(11)     --           --
 Vice President and        1998        --        --           --        --           --         --           --
 General Merchandise       1997        --        --           --        --           --         --           --
  Manager

-------
(1) Mr. Toler resigned as the President and Chief Executive Officer of the Company effective August 31, 1998. Mr. Toler continued to serve as a Director of the Company until April 7, 1999.
(2) Mr. Carey assumed the role of Acting Chief Executive Officer of the Company effective September 1, 1998 and resigned as such effective April 7, 1999.
(3) Mr. Watson assumed the role of Acting Chief Executive Officer of the Company effective April 7, 1999 and resigned as such effective August 17, 1999. Mr. Watson is currently serving as a Class II Director of the Company.
(4) Mr. Nace resigned as the Chief Financial Officer, Executive Vice President and Treasurer of the Company effective July 2, 1999.
(5) This amount represents a one-time stay bonus that Mr. Toler was awarded in connection with his resignation as President and Chief Executive Officer of the Company.

 (6) These amounts represent the cost to the Company for one year of certain automobile allowances.
 (7) In connection with his appointment as President and Chief Executive Officer of the Company, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan. Pursuant to the terms of the Letter Agreement between the Company and Mr. Toler, in connection with Mr. Toler's resignation, this option will expire on September 1, 2000.
 (8) In connection with his appointment as Acting Chief Executive Officer of the Company, the Company granted Mr. Carey an option to purchase 150,000 shares of the Company's Common Stock outside of the 1991 Option Plan as an inducement for him entering into his employment agreement with the Company. Pursuant to the terms of the Stock Option Agreement between the Company and Mr. Carey, this option will expire on April 7, 2001.
 (9) In connection with his directorship, since 1991, the Company has granted Mr. Watson options to purchase an aggregate of 20,000 shares of the Company's Common Stock pursuant to the 1992 Option Plan and an option to purchase 10,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan.
(10) In connection with his appointment as Chief Financial Officer, Executive Vice President and Treasurer of the Company, the Company granted Mr. Nace an option to purchase 75,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan. This option expired on September 30, 1999.
(11) In connection with his appointment as Vice President and General Merchandise Manager of the Company, the Company granted Mr. Poole an option to purchase 50,000 shares of the Company's Common Stock outside of the 1991 Option Plan as an inducement for him entering into his employment agreement with the Company.
(12) This amount includes $19,833 Mr. Toler was entitled to receive in connection with his resignation as President and Chief Executive Officer for, among other things, moving expenses, attorney's fees and living expenses. It also includes $24,000 Mr. Toler received as compensation for his duties as a Director of the Company while not also employed as President and Chief Executive Officer during Fiscal 1999.
(13) Effective June 1, 1996, the Company replaced its tax-qualified discretionary contribution retirement plan with a 401(k) Plan under which the Company matches each employee's contribution up to 3% of compensation. In fiscal 1998, the Company contributed $2,423 to the individual account maintained on behalf of Mr. Toler pursuant to the 401(k) Plan. In fiscal 1997, the Company contributed $3,894 to an individual account maintained on behalf of Mr. Toler pursuant to the 401(k) Plan.
(14) This amount includes $4,265 in insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Toler.
(15) This amount includes $21,138 reimbursed by the Company for the payment of taxes, $30,357 reimbursed by the Company for living expenses, one month severance of $29,167, consulting fees of $180,000 in connection with the New Consulting Agreement (as defined below) and $50,000 in connection with the CWC Consulting Agreement (as defined below), $37,500 in lieu of the three-month notification necessary pursuant to the CWC Consulting Agreement to terminate such agreement and $11,000 as compensation for his duties as a Director of the Company while not employed as Acting Chief Executive Officer during Fiscal 1999.
(16) This amount reflects compensation received by Mr. Watson for his duties as a Director of the Company while not also employed as Acting Chief Executive Officer during Fiscal 1999.
(17) This amount reflects $50,000 reimbursed by the Company for moving expenses.
(18) This amount represents $1,017 in insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Canfield and $7,667 in insurance premiums paid by the Company with respect to whole life insurance for the benefit of Mr. Canfield.
(19) This amount represents $1,092 in insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Canfield and $7,567 in remainder of premiums paid by the Company due to Mr. Canfield's interest in the cash surrender value under one such insurance policy.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the number of shares underlying stock options granted during Fiscal 1999 to any person who acted as the Chief Executive Officer or Acting Chief Executive Officer of the Company and each other executive officer named in the Summary Compensation Table and certain other information regarding such stock options.

                                           Individual Grants                        Realizable Value  Alternative To
                         ---------------------------------------------------------- At Assumed Annual  (f) and (g):
                                                                                     Rates Of Stock     Grant Date
                                                                                          Price           Value
                                                                                    Appreciation for  --------------
                                                                                       Option Term
                                                                                    -----------------
                           Number of
                          Securities       Percent of Total    Exercise
                          Underlying     Options/ Sars Granted  Or Base                                 Grant Date
                         Option/Sars        To Employees In      Price   Expiration                   Present Value
Name                     Granted (#)          Fiscal Year      ($/sh)(1)    Date     5% ($)  10% ($)        $
----                     -----------     --------------------- --------- ---------- -------- -------- --------------
John E. Toler, Jr.......        --                 --                --        --         --       --      --
C. William Carey........   150,000(2)(5)           55%          $  2.25    4/7/01   $213,000 $538,500      --
Kenneth W. Watson.......        --                 --                --        --         --       --      --
David J. Nace...........    75,000(3)(5)           27%          $  2.50   9/30/99   $117,500 $298,827      --
William K. Canfield.....        --                 --                --        --         --       --      --
Michael M. Poole........    50,000(4)(5)           18%          $2.0625   8/25/08   $ 68,000 $172,000      --

--------

(1) The exercise price is equal to the fair market value of a share of Common Stock on the grant date. The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the SEC, compounded annually. The potential realizable value is not intended to predict future appreciation of the price of the Company's Common Stock. The values shown do not consider nontransferability, vesting or termination of the options upon termination of employment.
(2) Granted outside the Company's 1991 Option Plan as an inducement to Mr. Carey entering into his employment agreement with the Company. Pursuant to the terms of the Stock Option Agreement between the Company and Mr. Carey, this option will expire on April 7, 2001.
(3) Pursuant to the terms of the Stock Option Agreement between the Company and Mr. Nace, this option expired on September 30, 1999.
(4) Granted outside the Company's 1991 Option Plan as an inducement to Mr. Poole entering into an employment agreement with the Company.
(5) Upon the execution of the Settlement Agreement, all unvested stock options on the date of the execution of the Settlement Agreement automatically vested. As such, each of Messrs. Carey, Nace and Poole's stock options automatically vested on February 23, 1999.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee approves Company compensation policies and procedures and establishes compensation levels for executive officers. The Compensation Committee also administers and grants awards under the 1991 Option Plan and the Company's Employee Stock Purchase Plan. The current members of the Compensation Committee are Melanie L. Sturm and Peter R. McMullin.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

  The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with Company performance, reward above average individual performance, and assist the Company in attracting and retaining qualified management. The Compensation Committee has determined that base salaries of executive officers should be set at levels that are competitive within the local retail industry. In addition, the Compensation Committee believes that it is appropriate to reward outstanding performance through a combination of cash bonuses and stock option grants and, through stock option grants, to provide a competitive compensation package that will enable the Company to attract and retain the executives needed to achieve such performance. The Compensation Committee also has determined that any stock option or other equity-based compensation should involve long-term vesting to encourage long-term tenure and enhancement of shareholder value over the long-term.

  Base salaries for executive officers are targeted according to the salaries of employees holding similar offices and having similar responsibilities within the local retail industry. The Compensation Committee also considers the relative cost of living within the United States Virgin Islands. Annual salary adjustments for executive officers are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive officer and any change in the responsibilities assumed by the executive officer. Salary adjustments, if any, are normally determined and made on an annual basis. The base salary and salary adjustments for John E. Toler, Jr., President and Chief Executive Officer of the Company during a portion of Fiscal 1999, were established pursuant to his employment agreement, as described below under "--Employment Contracts, Termination of Employment." See "--Compensation of John E. Toler, Jr., Former Chief Executive Officer" below. The base salary and salary adjustments for C. William Carey, Acting Chief Executive Officer of the Company during a portion of Fiscal 1999, were established pursuant to his employment agreement, as described below under "-- Employment Contracts, Termination of Employment." See "--Compensation of
C. William Carey, Former Acting Chief Executive Officer" below. The base salary for Kenneth W. Watson, Acting Chief Executive Officer of the Company during a portion of Fiscal 1999, was established pursuant to the terms of his employment arrangement, as described below under "--Employment Contracts, Termination of Employment." See "--Compensation of Kenneth W. Watson, Former Acting Chief Executive Officer" below. The terms of employment of William K. Canfield, Vice President of Store Operations, Michael M. Poole, Vice President and General Merchandise Manager, and David J. Nace, the Chief Financial Officer, Executive Vice President and Treasurer of the Company at the end of Fiscal 1999, were determined by the terms of their respective employment agreements. The terms of employment of Raoul Mills, Vice President of Distribution, were determined by the Compensation Committee and approved by the Board of Directors.

  Cash bonuses paid to executive officers generally are earned primarily through the achievement of financial goals relative to each officer's responsibilities. Such financial goals include targeted sales and profit levels, earnings before interest and taxes ratios, selling, general and administrative expense ratios, return on assets, inventory shrinkage and inventory turns. Cash bonuses may also be paid to executive officers in accordance with the terms of their employment agreements. Bonuses payable pursuant to such agreements generally are earned through the achievement of the financial goals similar to those discussed above and may also be awarded for executive retention purposes in the sole discretion of the Compensation Committee. Pursuant to their respective employment or termination contracts, Messrs. Nace, Poole, Canfield and Mills were each eligible to earn a bonus of up to 25% of their respective base salaries for Fiscal 1999. In addition, Mr. Toler was eligible to earn a bonus of up to 50% of his base salary for Fiscal 1999 and Mr. Carey was eligible to earn a bonus of up to a maximum of $50,000 per quarter for Fiscal 1999, therefore Mr. Carey received cash bonuses of $41,250 for the second quarter of Fiscal 1999 and $50,000 for the third quarter of Fiscal 1999. See "--Compensation of John E. Toler, Jr., Former Chief Executive Officer," "--Compensation of C. William Carey, Former Acting Chief Executive Officer" and "--Employment Contracts, Termination of Employment" below. Mr. Watson was not entitled to receive a bonus for his services rendered as Acting Chief Executive Officer of the Company during Fiscal 1999. Occasionally, cash bonuses are paid to executive officers for the performance of services to the Company outside the scope of their offices, as determined by the Compensation Committee of the Board of Directors of the Company.

  Stock options are designed to attract and retain executives who can make significant contributions to the Company's success; reward executives for such significant contributions; and give executives a longer-term incentive to increase shareholder value. In determining whether to grant stock options to executive officers, the Compensation Committee evaluates each officer's performance by examining criteria similar to that involved in fixing cash bonuses (but without any specific performance measures) and awards reflect individual performance reviews. The Compensation Committee also may grant stock options for executive retention purposes, taking into account, among other things, general industry practice. Stock options typically vest over three to five years in order to encourage outstanding performance over the long-term. Historically, stock options generally have been granted with a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date.

Compensation Of John E. Toler, Jr., Former Chief Executive Officer

  The base salary for Mr. Toler, the Company's President and Chief Executive Officer during a portion of Fiscal 1999, was established by Mr. Toler's employment agreement, dated as November 1, 1995 (the "Toler Employment Agreement"). For a complete description see "--Employment Contracts, Termination of Employment." In connection with his resignation, the Company entered into a Letter Agreement, dated August 14, 1998 (the "Toler Letter Agreement"), pursuant to which Mr. Toler received an aggregate amount equal to $19,883 as payment for certain fees and expenses upon his resignation as President and Chief Executive Officer of the Company. In addition, pursuant to the Toler Letter Agreement, Mr. Toler received a one time stay bonus equal to $4,000 and was entitled to purchase any and all of the Company's merchandise, at the Company's cost, up to a maximum aggregate amount equal to $20,000 until August 31, 1999. See "--Employment Contracts, Termination of Employment" below. Additionally, pursuant to the terms of the Toler Employment Agreement, on November 1, 1995, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock at $3.50 per share pursuant to the 1991 Option Plan. This option automatically vested upon the execution of the Agreement and Plan of Merger, dated as of February 4, 1999, with Destination Retail Holdings Corporation ("DRHC") and certain of its affiliates pursuant to the terms of the 1991 Option Plan. In connection with his resignation, the Board of Directors amended Mr. Toler's option agreement so that he may exercise this option after the termination of his employment with the Company at any time prior to September 1, 2000, upon which date the option shall expire.

Compensation Of C. William Carey, Former Acting Chief Executive Officer

  The base salary for Mr. Carey, Acting Chief Executive Officer of the Company during a portion of Fiscal 1999, was established by Mr. Carey's Employment Agreement, effective as of September 1, 1998 (the "CWC Employment Agreement"). For a complete description see "--Employment Contracts, Termination of Employment." In connection with his resignation, the Company entered into a Severance Agreement, dated February 23, 1999 (the "CWC Severance Agreement"), pursuant to which Mr. Carey received an aggregate amount equal to $29,167 in base salary on the effective date of his resignation as Acting Chief Executive Officer of the Company. In addition, pursuant to the terms of the CWC Severance Agreement, Mr. Carey (i) received $50,000 as a bonus for the Company's third quarter of Fiscal 1999, (ii) is entitled to purchase any and all of the Company's merchandise, at the Company's cost, for his personal use until April 7, 2002, (iii) will be reimbursed for the premiums associated with continuation of medical coverage under COBRA and (iv) was reimbursed for the legal expenses he incurred in connection with the negotiation of the CWC Severance Agreement. In connection with his appointment as the Acting Chief Executive Officer of the Company, the Company granted Mr. Carey an option to purchase 150,000 shares of the Company's Common Stock at $2.25 per share outside of the 1991 Option Plan as an inducement to Mr. Carey entering into his employment agreement with the Company. Pursuant to the terms of Mr. Carey's Stock Option Agreement, this option automatically vested as a result of the execution of the Settlement Agreement. In connection with his resignation and pursuant to the terms of the Stock Option Agreement, Mr. Carey may exercise this option until April 7, 2001.

Compensation Of Kenneth W. Watson, Former Acting Chief Executive Officer

  The base salary for Mr. Watson, Acting Chief Executive Officer of the Company during a portion of Fiscal 1999, was established by terms set forth in Schedule C of the Settlement Agreement. Mr. Watson received a monthly salary of $30,000 per month. In addition, Mr. Watson received reimbursement for all reasonable living expenses. Mr. Watson was not entitled to receive a bonus for his services rendered as Acting Chief Executive Officer of the Company.

Federal Tax Regulations

  As a result of Section 162(m) of the Internal Revenue Code (the "Code"), the Company's deduction of executive compensation may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the Company's taxable year and whose compensation is reported in the summary compensation table in the Company's proxy statement) receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of
Section 162(m) of the Code). The Company intends to take appropriate action to comply with such regulations, if applicable, in the future.

  The report of the Compensation Committee of the Board of Directors on executive compensation is made by each of the current members of the Compensation Committee listed below:

         /s/ Melanie L. Sturm                   /s/ Peter R. McMullin

Compensation Committee Interlocks And Insider Participation

  Mr. Carey served as a member of the Compensation Committee of the Board of Directors of the Company during a portion of Fiscal 1999. Mr. Carey also served as the Chairman of the Board of Directors of the Company until September 1, 1998 and, on such date, became the Acting Chief Executive Officer of the Company. Mr. Carey resigned as the Acting Chief Executive Officer of the Company effective as of April 7, 1999 and did not stand for re-election as a Director of the Company at the Annual Meeting of Stockholders held on April 7, 1999.

  On June 2, 1996, Mr. Carey entered into a consulting agreement with the Company (the "CWC Consulting Agreement"). Pursuant to the CWC Consulting Agreement, Mr. Carey provided consulting services to the Company, including, without limitation, advice with respect to business and product planning, marketing strategy, leasing and new store development and executive recruitment, in exchange for a consulting fee at the annual rate of $150,000, payable in monthly installments. In addition, Mr. Carey was entitled to receive reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations thereunder. In connection with his position as Acting Chief Executive Officer of the Company, the Company terminated the CWC Consulting Agreement effective September 1, 1998. Mr. Carey received $37,500 in lieu of the three-month notification necessary pursuant to the CWC Consulting Agreement to terminate such agreement.

  In connection with his resignation as Acting Chief Executive Officer, the Company entered into a severance agreement with Mr. Carey. For a description of certain terms of this severance agreement see "--Employment Agreements, Termination of Employment."

  In connection with his resignation as Acting Chief Executive Officer, effective April 7, 1999, the Company entered into a new consulting agreement with Mr. Carey (the "New Consulting Agreement"), which expired on October 7, 1999. Pursuant to this New Consulting Agreement, Mr. Carey agreed to provide consulting services to the Company similar to those he provided under the CWC Consulting Agreement in exchange for a consulting fee equal to an aggregate of $180,000, which was paid on April 7, 1999. Mr. Carey also was entitled to receive reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with such consulting services.

  On February 23, 1999, the Company entered into an amended and restated success fee agreement with Mr. Carey, which expires on January 15, 2000. Pursuant to the terms of this agreement, under certain circumstances, Mr. Carey will be entitled to receive a fee upon the successful completion of certain transactions involving the Company. For a more detailed description of this agreement, see "Certain Relationships and Related Transactions."

  The other members of the Compensation Committee of the Board of Directors of the Company during portions of Fiscal 1999 were Timothy B. Donaldson, Ilene B. Jacobs, Melanie L. Sturm, Peter R. McMullin and Adriane Dudley. Messes. Jacobs and Dudley and Mr. Donaldson each resigned as a member of the Board of Directors and the Compensation Committee of the Board of Directors effective September 14, 1998, June 4, 1999 and April 7, 1999, respectively. During Fiscal 1999, the Company retained and continues to retain, Dudley, Clark & Chan, of which Ms. Dudley is the senior partner, as its local law firm in St. Thomas, U.S.V.I. Messrs. Donaldson and McMullin, and Messes. Jacobs, Dudley and Sturm have never been officers or employees of the Company and, except as otherwise described herein, have never had any other reportable relationship with the Company other than through his/her position as a Director of the Company.

Shareholder Return Performance Graph

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Company's Common Stock and assuming reinvestment of dividends, with the total return of companies within the Nasdaq Stock Market, Inc. ("NASDAQ") stock market and the companies within the NASDAQ Retail Trade Stocks Index prepared by the Center for Research in Security Prices at The University of Chicago Graduate School of Business. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the NASDAQ stock market and the NASDAQ Retail Stocks Index on May 31, 1994.

                                    05/31/94   05/31/95    05/31/96    05/30/97    05/29/98    05/28/99
                                    --------   --------    --------    --------    --------    --------
Little Switzerland, Inc.             100.0        73.1       90.4        88.5        85.6        13.0
Nasdaq Stock Market (US Companies)   100.0       119.0      172.9       194.8       247.1       347.1
Nasdaq Retail Trade Stocks           100.0       102.0      140.0       135.1       180.9       183.3

Employment Contracts, Termination of Employment

  The following is a description of the employment arrangements with the persons who were officers of the Company during portions of Fiscal 1999, but who are no longer officers of the Company.

  On November 1, 1995, Mr. Toler entered into the Toler Employment Agreement with the Company, pursuant to which Mr. Toler was to serve as President and Chief Executive Officer of the Company for a five-year term. Mr. Toler resigned as Chief Executive Officer and President of the Company effective August 31, 1998. Under the Toler Employment Agreement, Mr. Toler received a base salary of $300,000 over each twelve-month period employed. The Toler Employment Agreement did not provide for any adjustment of base salary over the term. Pursuant to the Toler Employment Agreement, Mr. Toler was entitled to receive a bonus if certain performance criteria were satisfied, ranging from 33.33% of base salary for fiscal 1996 to 50% of base salary for Fiscal 1999 and each fiscal year thereafter. In the event the Company terminated Mr. Toler's employment without cause, Mr. Toler was entitled to receive the salary plus the pro rata share of any cash bonus he would have received if he had continued his employment for 18 months following the date of such termination. Mr. Toler was subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of 18 months subsequent to his leaving the Company. On August 14, 1998, Mr. Toler entered into the Toler Letter Agreement with the Company, pursuant to which Mr. Toler received an aggregate amount equal to $19,883 as payment for certain fees and expenses upon his resignation as President and Chief Executive Officer of the Company. In addition, pursuant to the Toler Letter Agreement, Mr. Toler received a one time stay bonus equal to $4,000 and was entitled to purchase any and all of the Company's merchandise, at the Company's cost, up to a maximum aggregate amount equal to $20,000 until August 31, 1999. For a description of the options granted to Mr. Toler see "--Report of the Compensation Committee of the Board of Directors on Executive Compensation-- Compensation of John E. Toler, Jr., Former Chief Executive Officer."

  Mr. Carey entered into the CWC Employment Agreement with the Company effective as of September 1, 1998. Under the terms of the CWC Employment Agreement, Mr. Carey was to serve as Acting Chief Executive Officer and President of the Company for a one-year term, or until such time as a successor Chief Executive Officer and President of the Company commenced employment. Mr. Carey was to receive a base salary of $350,000 over the twelve-month period employed, but such amount was not subject to adjustment over the term. In addition, Mr. Carey was entitled to receive a minimum of six months' salary if the Company employed him for more than three months of the term of the employment (minus the amount of base salary actually paid to Mr. Carey). Upon the achievement of certain performance and other criteria, Mr. Carey was entitled to receive up to a maximum of $50,000 per quarter (and up to 100% of such amount for each quarter or part thereof worked) as a quarterly bonus. The Board of Directors authorized a payment of $41,250 to Mr. Carey as a bonus for the second quarter of Fiscal 1999. Mr. Carey also received payment for certain expenses, including living expenses, relocation expenses and travel related expenses. Mr. Carey was subject to certain non-competition provisions during the term of this employment. Additionally, on September 1, 1998, the Company granted Mr. Carey an option to purchase 150,000 shares of the Company's Common Stock at $2.25 per share. The Company granted this option outside of the 1991 Option Plan as an inducement to Mr. Carey entering into his employment agreement with the Company.

  Mr. Carey resigned as the Acting Chief Executive Officer of the Company effective April 7, 1999. In connection with his resignation, on February 23, 1999, Mr. Carey entered into the CWC Severance Agreement with the Company. Pursuant to the terms of the CWC Severance Agreement, Mr. Carey received an aggregate amount equal to $29,167 in base salary on the effective date of his resignation as Acting Chief Executive Officer of the Company. In addition, pursuant to the terms of the CWC Severance Agreement, Mr. Carey (i) received $50,000 as a bonus for the Company's third quarter of Fiscal 1999, (ii) is entitled to purchase any and all of the Company's merchandise, at the Company's cost, for his personal use until April 7, 2002, (iii) will be reimbursed for the premiums associated with continuation of medical coverage under COBRA and (iv) was reimbursed for the legal expenses he incurred in connection with the negotiation of the CWC Severance Agreement. Pursuant to the terms of his Stock Option Agreement, the option granted to Mr. Carey in connection with his appointment as the Acting Chief Executive Officer of the Company automatically vested as a result of the execution of the Settlement Agreement and is exercisable until April 7, 2001.

  Mr. Watson was appointed as the Acting Chief Executive Officer of the Company effective as of April 7, 1999 and resigned on August 17, 1999. Mr. Watson served as the Acting Chief Executive Officer of the Company from month to month until a successor President and Chief Executive Officer of the Company commenced employment. Mr. Watson received a salary equal to $30,000 per month for each month employed, but such amount was not subject to adjustment over the term. Mr. Watson also received reimbursement of his reasonable living expenses during his term as Acting Chief Executive Officer.

  Mr. Nace entered into an employment agreement with the Company (the "Nace Employment Agreement") effective as of September 10, 1998 pursuant to which Mr. Nace was to serve as the Chief Financial Officer, Executive Vice President and Treasurer of the Company for a two-year term. Mr. Nace resigned as such effective July 2, 1999. Mr. Nace received a base salary of $200,000 over each twelve-month period employed, but such amount was not subject to adjustment over the term. Upon achievement of certain performance criteria, Mr. Nace was entitled to receive a bonus in an amount of up to 25% of his base salary in each year. Mr. Nace's employment could have been terminated immediately by the Company with "cause" (as defined in the Nace Employment Agreement). If Mr. Nace's employment was terminated by the Company due to his disability, without cause or within one year from the date of a change of control of the Company, then he was entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any accrued and unpaid cash bonus Mr. Nace earned prior to his termination. Mr. Nace was subject to certain non-competition provisions during the term of his employment. Additionally, on September 10, 1998, the Company granted Mr. Nace an option to purchase 75,000 shares of the Company's Common Stock at $2.50 per share pursuant to the 1991 Option Plan. Due to his resignation, this option expired on September 30, 1999.

  The following is a description of the employment arrangements of the current executive officers of the Company.

  Mr. Baumgardner entered into an employment agreement with the Company (the "Baumgardner Employment Agreement") effective as of August 17, 1999. Under the terms of the Baumgardner Employment Agreement, Mr. Baumgardner will serve as the President and Chief Executive Officer of the Company for a two-year term. Mr. Baumgardner receives a base salary of $200,000 over each twelve-month period employed, but such amount will not be subject to adjustment over the term. Upon achievement of certain performance criteria Mr. Baumgardner will be entitled to receive a bonus in an amount of up to 75% of his base salary in each year. In addition, Mr. Baumgardner received a special bonus upon inception of employment in an aggregate amount equal to $125,000, payable in twelve monthly installments, which commenced on September 1, 1999. Mr. Baumgardner's employment may be terminated immediately by the Company for "cause" (as defined in the Baumgardner Employment Agreement). If Mr. Baumgardner's employment is terminated by the Company without cause, then he is entitled to receive a lump sum payment equal to twelve months of base salary, plus any accrued but unpaid annual bonus which he has earned. If, within one year from the date of a Change of Control (as defined in the Baumgardner Employment Agreement), Mr. Baumgardner's employment is terminated by the Company or its successor entity for any reason other than death, cause or disability, then he is entitled to receive a lump sum payment equal to (a) the number of months of base salary remaining in the term of employment in the event such termination occurs on or prior to August 17, 2000 or (b) twelve months of base salary in the event such termination occurs after August 18, 2000, whichever is applicable. Mr. Baumgardner will be subject to certain non-competition provisions during the term of his employment. Additionally, on August 17, 1999, the Company granted Mr. Baumgardner an option to purchase 350,000 shares of the Company's Common Stock at $.4375 per share. The Company granted this option outside the 1991 Option Plan as an inducement to Mr. Baumgardner entering into his employment agreement with the Company.

  Mr. Hopper entered into an employment agreement with the Company (the "Hopper Employment Agreement") effective as of June 7, 1999. Under the terms of the Hopper Employment Agreement, Mr. Hopper served as Vice President of Finance until July 2, 1999 and as Chief Financial Officer and Treasurer of the Company thereafter. Mr. Hopper is employed for a period of one year, but the Hopper Employment Agreement is automatically extended for periods of one year, unless either party elects not to extend the term. Mr. Hopper receives a base salary of $150,000 over each twelve-month period employed, but such amount will not be subject to adjustment over the term. Upon achievement of certain performance criteria, Mr. Hopper is entitled to receive a bonus in an amount of up to 25% of his base salary in each year. Mr. Hopper's employment may be terminated immediately by the Company for "cause" (as defined in the Hopper Employment Agreement). If Mr. Hopper's employment is terminated by the Company without cause or if a Terminating Event (as defined in the Hopper Employment Agreement) occurs within one year from the date of a change of control of the Company, then he will be entitled to receive, on the date of termination, among other things, a lump sum payment equal to (a) six months of base salary in the event such termination occurs on or prior to December 7, 1999; (b) seven months of base salary in the event such termination occurs after December 8, 1999 but on or prior to January 7, 2000; (c) eight months of base salary in the event such termination occurs after January 8, 2000 but on or prior to February 7, 2000; (d) nine months of base salary in the event such termination occurs after February 8, 2000 but on or prior to March 7, 2000;
(e) ten months of base salary in the event such termination occurs after March 8, 2000 but on or prior to April 7, 2000; (f) eleven months of base salary in the event such termination occurs after April 8, 2000 but on or prior to May 7, 2000; or (g) twelve months of base salary if such termination occurs after May 8, 2000, plus any accrued but unpaid annual bonus which he has earned prior to his termination. Additionally, on June 7, 1999, the Company granted Mr. Hopper an option to purchase 50,000 shares of the Company's Common Stock at $.6875 per share pursuant to the 1991 Option Plan.

  Mr. Poole entered into an employment agreement with the Company (the "Poole Employment Agreement") effective as of August 25, 1998. Under the terms of the Poole Employment Agreement, Mr. Poole will serve as Vice President and General Merchandise Manager of the Company for a two-year term. Mr. Poole receives a base salary of $135,000 over each twelve-month period employed, but such amount will not be subject to adjustment over the term. Upon achievement of certain performance criteria, Mr. Poole is entitled to receive a bonus in an amount of up to 25% of his base salary in each year. Mr. Poole's employment may be terminated immediately by the Company for "cause" (as defined in the Poole Employment Agreement). If Mr. Poole's employment is terminated by the Company without cause or within one year from the date of a change of control of the Company, then he will be entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any accrued and unpaid cash bonus Mr. Poole earned prior to his termination. Additionally, on August 25, 1998, the Company granted Mr. Poole an option to purchase 50,000 shares of the Company's Common Stock at $2.0625 per share. The Company granted this option outside of the 1991 Option Plan as an inducement to Mr. Poole entering into his employment agreement. This option automatically vested upon the execution of the Settlement Agreement pursuant to the terms of Mr. Poole's Stock Option Agreement.

  On June 16, 1994, Mr. Canfield entered into an employment agreement with the Company (the "Canfield Employment Agreement"), pursuant to which Mr. Canfield serves as the Vice President of Store Operations of the Company for a five-year term. On November 13, 1998, Mr. Canfield entered into an amendment to the Canfield Employment Agreement that, in part, extends the term of his employment until June 15, 2000. Under the Canfield Employment Agreement, Mr. Canfield receives a base salary of $182,000 over the twelve-month period ending on June 15, 2000, and upon the achievement of certain performance criteria, a bonus in an amount of up to 25% of his base salary in each year. Pursuant to the Canfield Employment Agreement, Mr. Canfield received a signing bonus equal to $50,000 on the date he became Vice President of Store Operations of the Company. In the event Mr. Canfield's employment is terminated by the Company due to his disability, for non-performance or without cause, Mr. Canfield is entitled to receive the salary he would have received had he continued his employment for 60 days, 90 days or 12 months, respectively, following the date of such termination. Pursuant to the amendment to the Canfield Employment Agreement, in the event that Mr. Canfield is terminated by the Company without cause within one year from the date of a change of control of the Company, Mr. Canfield will be entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any accrued and unpaid bonus which Mr. Canfield earned prior to his termination. Mr. Canfield is subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of up to one year subsequent to his leaving the Company.

  Mr. Mills entered into a Termination Subsequent of Change in Control Agreement (the "Mills Termination Agreement") effective as of October 1, 1998. Under the terms of this agreement, if Mr. Mills' employment is terminated by the Company pursuant to a Terminating Event (as defined in the Mills Termination Agreement) within one year from the date of a change of control of the Company, then as of the date of such Terminating Event he will be entitled to receive a lump sum payment equal to twelve (12) months base salary plus any accrued and unpaid annual bonus which he earned prior to his termination. While Mr. Mills has not entered into an employment agreement with the Company, pursuant to the terms of the Mills Termination Agreement he is entitled to receive a bonus in an amount up to 25% of his base salary in each year.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Carey, a former director and officer of the Company, entered into the CWC Consulting Agreement with the Company on June 2, 1996, which provided, among other things, that Mr. Carey would receive in exchange for certain services a consulting fee at the annual rate of $150,000 over a three-year term, as well as reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations thereunder. In connection with his position as Acting Chief Executive Officer of the Company, the Company terminated the CWC Consulting Agreement effective September 1, 1998. Mr. Carey received $37,500 in lieu of the three-month notification necessary pursuant to the CWC Consulting Agreement to terminate such agreement. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

  In connection with his resignation as Acting Chief Executive Officer of the Company, Mr. Carey entered into a severance agreement. In addition, Mr. Carey entered into a new consulting agreement with the Company, which expired on October 7, 1999. For a description of certain terms of such agreements, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation" and "--Employment Contracts, Termination of Employment."

  To modify a previously existing agreement, on February 23, 1999, the Company entered into an amended and restated success fee agreement with Mr. Carey (the "Amended Success Fee Agreement") which narrowed the scope of the Success Fee Agreement, dated as of January 15, 1999 (the "Old Success Fee Agreement"), between the Company and Mr. Carey. The Old Success Fee Agreement provided for the payment of a fee if Mr. Carey actively participated in the negotiation, structuring and closing of a transaction or a series of related transactions approved by the Board of Directors of the Company that are a tender or exchange offer, merger, reorganization, consolidation or other business combination that directly result in the sale or other disposition of all or substantially all of the assets of the Company or a sale of all or substantially all of the issued and outstanding stock of the Company. Under the Amended Success Fee Agreement, the Company is only obligated to pay Mr. Carey a fee if the Company requests in writing that he participate in such a transaction. If the Company requests Mr. Carey's participation in such a transaction, as compensation for all such services, Mr. Carey is entitled to receive an amount equal to 83.33% of two-thirds of one percent of the aggregate value (as defined in the Amended Success Fee Agreement) of any such transaction. In addition, no payment will be due Mr. Carey if such transaction involves any person, company or entity (i) that is operated by Mr. Carey, (ii) for which Mr. Carey is performing or has performed, in the twelve (12) months preceding the execution of the definitive documents relating to such transaction, any material advisory or consulting services, (iii) that employs Mr. Carey or (iv) in which Mr. Carey owns or has an agreement to own more than an one percent (1%) equity interest in a privately-held corporation or a five percent (5%) equity interest in a publicly-held corporation. The Amended Success Fee Agreement automatically terminates on January 15, 2000 if the closing of any such transaction does not occur by such date.

  Mr. Toler, a former director of the Company, served as President and Chief Executive Officer of the Company until his resignation as such on August 31, 1998. In connection with his resignation, the Company entered into the Toler Letter Agreement. For a description of the terms of Mr. Toler's employment agreement and the Toler Letter Agreement, see "Executive Compensation-- Employment Contracts, Termination of Employment."

  During Fiscal 1999, the Company retained and continues to retain, Dudley, Clark & Chan, of which Ms. Dudley, a former Director of the Company, is the senior partner, as its local law firm in St. Thomas, U.S.V.I. Based on information provided to the Company by Ms. Dudley, the fees received by Dudley, Clark & Chan from the Company during Fiscal 1999 did not exceed 5% of such firm's gross revenues for its last fiscal year.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

Beneficial Ownership

  The table sets forth below, to the best knowledge and belief of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of November 15, 1999 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's current Directors, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company's current executive officers and Directors as a group.

Directors, Executive Officers and 5%           Shares Beneficially Percent of
Stockholders                                        Owned(1)        Class(2)
------------------------------------           ------------------- ----------
Jewelcor Management, Inc. ....................      1,402,000(3)      16.3%
Seymour Holtzman
Steven Holtzman
Trust F/B/O A. Holtzman Garcia
Custodial Account F/B/O Chelsea Holtzman
  100 N. Wilkes-Barre Boulevard
  Wilkes-Barre, PA 18702
ValueVest Partners L.P. ......................      1,177,400(4)      13.6%
  1 Sansome Street, 39th Floor,
  San Francisco, CA 94104
Donald L. Sturm
  3033 East First Avenue, Suite 200,
  Denver, CO 80206
Franklin Advisory Services, Inc. .............        813,000(5)       9.4%
  One Parker Plaza, 16th Floor
  Fort Lee, NJ 07024
Franklin Resources
Charles B. Johnson
Rupert H. Johnson, Jr.
  77 Mariners Island Boulevard
  San Mateo, CA 94404
C. William Carey..............................        765,000(6)       8.7%
  150 Federal Street
  Boston, MA 02110
Robert L. Baumgardner.........................         70,000(7)         *
William Canfield..............................         60,000(8)         *
Patrick J. Hopper.............................         10,000(9)         *
Richard C. Hunter.............................          3,000(10)        *
Peter R. McMullin.............................          7,700(11)        *
Raoul Mills...................................          5,000(12)        *
David J. Nace.................................              0(13)
Alex J. Nobile................................              0
Michael M. Poole..............................         50,000(14)        *
Melanie L. Sturm..............................          3,000(15)        *
John E. Toler, Jr.............................        300,000(16)      3.4%
Kenneth W. Watson.............................         30,000(17)        *
All current directors and executive officers
 as a group (10 persons)......................        238,700          2.7%

--------
 *Less than 1%.

 (1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth as beneficially owned include shares of Common Stock which such persons had the right to acquire within 60 days of November 15, 1999, pursuant to stock options.
 (2) Percentages are calculated on the basis of 8,627,209 shares of Common Stock outstanding as of November 15, 1999.
 (3) The above information is based on copies of a statement on Schedule 13D filed with the SEC on September 4, 1998, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on September 24, 1999, Amendment No. 2 to
     Schedule 13D filed with the SEC on October 15, 1998, Amendment No. 3 to
     Schedule 13D filed with the SEC on October 13, 1998, Amendment No. 4 to
     Schedule 13D filed with the SEC on January 28, 1999, Amendment No. 5 to
     Schedule 13D filed with the SEC on March 1, 1999, Amendment No. 6 to
     Schedule 13D filed with the SEC on April 1, 1999 and Amendment No. 7 to
     Schedule 13D filed with the SEC on June 18, 1999, which indicates that Jewelcor Management, Inc. has sole voting and sole dispositive power with respect to 1,341,000 shares, Seymour Holtzman and Steven Holtzman have shared voting and shared dispositive power with respect to 48,000 shares, the Custodial Account F/B/O Chelsea Holtzman, has sole voting and sole dispositive power with respect to 3,000 shares, and the Trust F/B/O Allison Holtzman Garcia, has sole voting and sole dispositive power with respect to 10,000 shares. For purposes of the reporting requirements of the Exchange Act, each of Jewelcor Management, Inc., Jewelcor Inc., S.H. Holdings, Inc., Seymour Holtzman, Steven Holtzman, Evelyn Holtzman, the Custodial Account F/B/O Chelsea Holtzman and the Trust F/B/O Allison Holtzman Garcia may be deemed to be a beneficial owner of such securities; however, each such person expressly disclaims beneficial ownership of any Common Stock of the Company beneficially owned by any other such person, except that Seymour Holtzman acknowledges beneficial ownership of the Common Stock owned by Jewelcor Management, Inc.
 (4) The above information is based on copies of a statement on Schedule 13D filed with the SEC on May 5, 1997, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on August 4, 1997, Amendment No. 2 filed with the SEC on October 30, 1998, and Amendment No. 3 filed with the SEC on March 5, 1999, which indicates that ValueVest Partners L.P. has sole voting and sole dispositive power with respect to 395,300 shares and Donald L. Sturm has sole voting and sole dispositive power with respect to 782,100 shares.
 (5) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 13, 1997, as amended by Amendment No. 1 to
     Schedule 13G filed with the SEC on November 12, 1997, Amendment No. 2 to
     Schedule 13G filed with the SEC on February 5, 1998, and Amendment No. 3 to Schedule 13G filed with the SEC on February 2, 1999, which indicates that the Franklin Advisory Services, Inc. has sole voting power with respect to 513,000 shares and sole dispositive power with respect to all 813,000 shares. These securities are owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of Franklin Advisory Services, Inc., Franklin Resources, Inc., Charles B. Johnson and Rupert B. Johnson may be deemed to be a beneficial owner of such securities; however, each such person expressly disclaims any economic interest or beneficial ownership in any of such securities.
 (6) The above information is based, in part, on copies of a statement on
     Schedule 13D filed with the SEC on September 3, 1999, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on November 15, 1999, which indicates that Mr. Carey has sole voting and sole dispositive power with respect to 615,000 shares. Also, includes 150,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted outside of the 1991 Option Plan. This option expires on April 7, 2001.
 (7) Represents shares of Common Stock deemed to be beneficially owned by Mr. Baumgardner which are subject to options previously granted outside the Company's 1991 Option Plan as an inducement to Mr. Baumgardner entering into an employment agreement with the Company.
 (8) Represents shares of Common Stock deemed to be beneficially owned by Mr. Canfield which are subject to options previously granted pursuant to the 1991 Option Plan.
 (9) Represents shares of Common Stock deemed to be beneficially owned by Mr. Hopper which are subject to options previously granted pursuant to the 1991 Option Plan.
(10) Represents shares of Common Stock deemed to be beneficially owned by Mr. Hunter which are subject to options previously granted pursuant to the 1992 Option Plan.
(11) Includes 3,000 shares of Common Stock deemed to be beneficially owned by Mr. McMullin which are subject to options previously granted pursuant to the 1992 Option Plan.

(12) Represents shares of Common Stock deemed to be beneficially owned by Mr. Mills which are subject to options previously granted pursuant to the 1991 Option Plan.
(13) In connection with Mr. Nace's appointment as Chief Financial Officer, the Company granted him an option for 75,000 shares pursuant to the 1991 Option Plan. This option expired on September 30, 1999.
(14) Represents shares of Common Stock deemed to be beneficially owned by Mr. Poole which are subject to options previously granted outside the Company's 1991 Option Plan as an inducement to Mr. Poole entering into an employment agreement with the Company.
(15) Represents shares of Common Stock deemed to be beneficially owned by Ms. Sturm which are subject to options previously granted pursuant to the 1992 Option Plan.
(16) Represents shares of Common Stock deemed to be beneficially owned by Mr. Toler which are subject to options previously granted pursuant to the 1991 Option Plan. This option expires on September 1, 2000.
(17) Represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Watson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

                               PROPOSAL NUMBER 2

                              REVERSE STOCK SPLIT

             PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                 EFFECTUATE A ONE-FOR-FIVE REVERSE STOCK SPLIT

  The Board of Directors has determined and declared that it is advisable, and is therefore submitting to you for your approval, a proposed amendment to the Certificate of Incorporation that will exchange each five shares of the Company's issued and outstanding Common Stock into one new share of post split common stock, par value $.05 per share (the "Post Split Common Stock"). The text of the proposed certificate of amendment is set forth in Exhibit A to this Proxy Statement. The Company's five million (5,000,000) shares of authorized preferred stock will not be affected by the proposed reverse stock split. Presently there are no outstanding shares of preferred stock. If the stockholders of the Company approve this proposal, then the reverse stock split will become effective as of 5:00 p.m. on the close of business, on the date that the certificate of amendment to the Company's Certificate of Incorporation is filed with the Secretary of the State of Delaware (the "Effective Date"). If for any reason the Board of Directors deems it advisable, the proposed amendment may be abandoned at any time before the Effective Date, whether before or after the Annual Meeting (even if the proposal has been approved by the stockholders).

  New shares of Post Split Common Stock will be issued in connection with the reverse stock split. As soon as practicable after the Effective Date, the Company will send a letter to each holder of record of a stock certificate or certificates which represent issued Common Stock outstanding on the Effective Date. The letter will instruct you on how to surrender your certificate(s) to State Street Bank and Trust Company, the Company's transfer agent, in exchange for certificates representing the number of shares of the Post Split Common Stock into which your shares of Common Stock have been converted as a result of the reverse stock split. You will not receive any new certificates or, if applicable, cash payment for fractional interests, until you have surrendered your old certificate(s) together with a completed and executed form letter (which the Company will provide, along with the instructions) to the transfer agent. See "--Exchange of Stock Certificates and Elimination of Fractional Shares."

  The Board of Directors of the Company recommends that you vote FOR the proposed amendment to the Company's Certificate of Incorporation that, if approved, will effect a one-for-five reverse stock split of the Company's Common Stock.

Purposes and Effect of Reverse Stock Split

  On June 7, 1999, NASDAQ notified the Company that the Company would not remain eligible for continued listing on The Nasdaq National Market System ("NMS") unless its Common Stock demonstrated compliance with NASDAQ's $1.00 minimum bid price requirement during the period ending September 6, 1999. On July 9, 1999, NASDAQ notified the Company that the Company also was not in compliance with NASDAQ's $5 million minimum public float value requirement for listing on NMS. The Company requested a panel hearing as permitted by applicable NASDAQ procedure, which was held on October 14, 1999. Prior to the hearing, the Company was notified that the NASDAQ staff had recommended that the hearing panel delist the Company from NMS as a result of its belief that the Company did not provide a definitive plan to achieve near term compliance with the continued listing requirements or to sustain such compliance over an extended period of time. At the hearing, the Company presented a plan to transfer from NMS to the NASDAQ SmallCap Market and effectuate a one-for-five reverse stock split of the Company's Common Stock. On November 10, 1999, NASDAQ informed the Company that it would permit the transfer of the Company's Common Stock to the NASDAQ SmallCap Market, effective as of the open of business on November 12, 1999. The Company's continued listing on the NASDAQ SmallCap Market is subject to certain conditions, including obtaining asset-based financing to pay down its existing debt and for working capital purposes and demonstrating a closing bid price at or above $1.00 per share prior to December 22, 1999; immediately thereafter, the Company must evidence a closing bid price at or above $1.00 per share for a minimum of ten consecutive trading days. The Company must also be able to demonstrate compliance with all of the other NASDAQ SmallCap Market continued listing requirements. However, the Company cannot guarantee that these conditions will be met and that the Company will not be delisted from the NASDAQ SmallCap Market, that even with the reverse stock split it will meet all of the NASDAQ SmallCap Market's continued listing criteria, or that the price for shares of the Company's Common Stock after the reverse stock split will be five times the price for shares immediately before the split or will be maintained for any period of time.

  The Board believes that if the proposed amendment is approved at the Annual Meeting and the reverse stock split is effected, the Company should regain compliance with the $1.00 per share minimum bid price required to remain listed on the NASDAQ SmallCap Market. However, the Company also needs to satisfy other criteria to meet the maintenance requirements. These other criteria consist of maintaining (i) a market capitalization of at least $35,000,000, or net tangible assets of $2,000,000, or net income of $500,000 in the latest fiscal year or two of the last three fiscal years, (ii) a public float (i.e., shares held other than by officers, directors and owners of more than 10% of the total shares outstanding) of at least 500,000 shares, (iii) a market value of the public float of at least $1 million, (iv) at least 300 stockholders (round lot holders), (v) at least two market makers and (vi) compliance with certain corporate governance requirements. At this time, the Company believes it will be able to satisfy these requirements. However, even if the proposed amendment is approved and the reverse stock split is effected, there can be no assurance that the Company will continue to satisfy these maintenance criteria.

  The delisting of the Company's Common Stock from the NASDAQ SmallCap Market could adversely affect the liquidity of the Company's Common Stock. If the Company's Common Stock were to be delisted from the NASDAQ SmallCap Market, it would likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the OTC Bulletin Board maintained by NASDAQ. If the Company's Common Stock is listed on the OTC Bulletin Board or the pink sheets, then the spread between the bid and ask price of shares of the Company's Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty engaging in trades of shares of the Company's Common Stock.

  As long as the Company's Common Stock has a market price of less than $5.00 per share, if it is not traded on NASDAQ and another exception is not available, it will be considered a "penny stock" within the meaning of relevant SEC regulations. Under these regulations, any transaction involving a penny stock, unless exempt, requires the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell the Company's securities in the secondary market, particularly if the Company is delisted from the NASDAQ SmallCap Market.

  In addition, the Board of Directors believes that the present market price of the Company's Common Stock makes it less attractive to members of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or a company's reputation in the financial community. However, in practice, this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Certain policies and practices of the securities industry also may tend to discourage individual brokers within brokerage firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues. The reverse stock split may lessen these adverse effects if it results in a higher price per share of the Company's Post Split Common Stock.

  The Board of Directors believes that the decrease in the number of shares of Post Split Common Stock outstanding as a consequence of the proposed reverse stock split and the resulting anticipated increased price level could encourage greater interest in the Post Split Common Stock by the financial community and promote greater liquidity for the holders of the Post Split Common Stock. It is possible, however, that liquidity could be affected adversely by the reduced number of shares outstanding after the proposed reverse stock split.

  The Board of Directors caution you that the effect of the reverse stock split upon the market prices for the Company's Post Split Common Stock cannot be accurately predicted. In particular, there is no assurance that the market prices for the Company's Post Split Common Stock will be five times the market prices immediately prior to the reverse stock split. Furthermore, the Company cannot be certain that the proposed reverse stock split will achieve the desired results which have been outlined above, nor can the Company be certain that the reverse stock split will not adversely impact the market price of the Post Split Common Stock or, alternatively, that any increase in the market price of the Company's Post Split Common Stock immediately after the reverse stock split will be sustained. In addition, the reverse stock split may have the effect of creating odd lots of stock for some stockholders, i.e., a number of shares less than 100. Odd lots may be more difficult to sell or have higher brokerage commissions associated with their sale.

  A further effect of the reverse stock split would be adjustments in the number of shares granted and reserved under the Company's 1991 Option Plan, and 1992 Option Plan and reserved under the 1992 ESPP. These plans provide that the number of shares granted and/or reserved thereunder are to be adjusted appropriately to give effect to any reverse stock split. If the reverse stock split is approved, the number of shares reserved for issuance under the 1991 Option Plan will be decreased from 900,000 to 180,000 shares, which does not take into account any shares previously issued pursuant to the exercise of existing options. The number of shares reserved for issuance under the 1992 Option Plan also will be decreased from 150,000 to 30,000. In addition, stock options granted outside of the 1991 Option Plan also would be decreased accordingly. Thus, adoption of Proposal Number Two would require adjustments in the outstanding options granted, which would decrease the number of shares issuable upon exercise of the options and increase the exercise price per share, each by a factor of five. Adoption of Proposal Number Two also would require adjustment to the number of shares available for issuance under the Company's 1992 ESPP. As such, the number of shares reserved for issuance under the 1992 ESPP will be decreased from 100,000 to 20,000 shares, which number does not take into account any shares previously issued pursuant the ESPP.

  An additional effect of the adoption of Proposal Number Two would be a change in the par value of the Company's Common Stock to $.05 per share. This change is being made to ensure that shares of Post Split Common Stock will not be confused with shares of the old Common Stock. The change in par value is not expected to have a material effect upon the Company and its stockholders. Par value represents the minimum consideration which may be received by the Company for the issuance of a share of stock.

  As a result of the reverse stock split, the number of shares of Common Stock which you hold as of the close of business on the Effective Date will be equal to the number of shares you hold immediately prior to the close of business on the Effective Date divided by five, ignoring any fractional shares resulting from the reverse stock split which will be converted into cash as a result of the transfer agent's sale of any fractional shares. The number of shares of Post Split Common Stock issued and outstanding will be reduced. The reverse stock split will not affect your percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment of cash in lieu of fractional shares. The terms of the Company's Common Stock and preferred stock, and the rights and privileges of the holders of such shares, will be unaffected by the reverse stock split.

  No scrip or fractional share certificates for the new shares of Post Split Common Stock will be issued in connection with the reverse stock split. Instead, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable will be issued to the Company's transfer agent or its nominee, as agent for the accounts of all holders of the Post Split Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse stock split. The Company's transfer agent will sell the fractional interests as soon as practicable on the basis of prevailing market prices of the Company's Post Split Common Stock on the NASDAQ SmallCap Market at the time of sale. After the Effective Date, the transfer agent will pay to such stockholders, promptly after they have surrendered their stock certificate(s), their pro rata share of the net proceeds derived from the sale of their fractional interests. Stockholders will not have to pay any service charges or brokerage commissions in connection with the sale of fractional interests. The Company will bear those costs.

  Dissenting stockholders will not have appraisal rights under Delaware law or under the Company's Certificate of Incorporation or By-laws.

  The Company's Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company's Common Stock under the Exchange Act and the Company has no current intention of terminating its registration under the Exchange Act.

Exchange of Stock Certificates and Elimination of Fractional Shares

  As soon as practicable after the Effective Date, the Company will ask you to exchange your stock certificates ("Old Certificates") for new certificates ("New Certificates") representing the number of shares of the Post Split Common Stock into which your shares of Common Stock have been converted as a result of the reverse stock split or, if applicable, cash payment (for fractional shares). At the appropriate time the Company will furnish you with the necessary materials and instructions for the surrender and exchange of your stock certificates by the Company's transfer agent. The Company will not require any stockholder to exchange his or her certificate(s) of old Common Stock for Post Split Common Stock. You will not be required to pay a transfer or other fee in connection with the exchange of certificates. You should not submit any certificates to the Exchange Agent until requested to do so.

  As discussed above, no scrip or fractional share certificates for the Post Split Common Stock will be issued in connection with the reverse stock split. Instead, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable shall be issued to the Company's transfer agent or its nominee, as agent for the accounts of all holders of the Post Split Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse stock split. The Company's transfer agent will sell the fractional interests as soon as practicable on the basis of prevailing market prices of the Post Split Common Stock on the NASDAQ SmallCap Market at the time of sale. After the Effective Date, the transfer agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificate(s). You will not have to pay any service charges or brokerage commissions in connection with the sale of fractional interests. The Company will bear all such costs.

Federal Income Tax Consequences of the Reverse Stock Split

  The following is a general discussion of the material federal income tax consequences of the proposed reverse stock split. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to you as a holder of the Company's Common Stock. It is also not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules. Furthermore, the following discussion is based upon federal income tax law as currently in effect. Please consult with your own tax advisor regarding the federal, state, local and foreign tax consequences of the reverse stock split.

  The Company believes that the reverse stock split will constitute a reorganization within Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, you will recognize no gain or loss upon your exchange of old shares of Common Stock for shares of the Post Split Common Stock. If however, you receive cash in respect of a fractional share of the Post Split Common Stock, you will generally be treated as having received that cash as a distribution in redemption of the fractional share, as provided in Section 302 of the Code. You should consult your own tax advisor for the tax effect of such redemption (i.e., capital gain or dividend treatment) in light of your particular facts and circumstances.

  Your aggregate basis in the shares of Post Split Common Stock you receive in exchange for the old Common Stock will equal your aggregate adjusted basis in your shares of old Common Stock immediately prior to the reverse stock split, reduced by the amount of cash, if any, that you receive in exchange for fractional interests and increased by any gain you recognize as a result of the receipt of that cash. Your holding period for the Post Split Common Stock will include your holding period for your old shares of Common Stock which you exchanged for the new shares, provided that all such shares exchanged were held as capital assets immediately prior to the reverse stock split.

                            SOLICITATION OF PROXIES

  This solicitation of proxies for use at the Annual Meeting is being made by the Board of Directors of the Company. The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by D.F. King & Co., Inc. ("D.F. King"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Stock of the Company, and such persons will be reimbursed for their expenses. The Company has retained D.F. King at a fee estimated not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies. The Company has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the Federal securities laws.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 2000 annual meeting must be received by the Company on or before July 30, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy. Any such proposals should be mailed to: Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804.

  A record stockholder who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in the Company's proxy statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Company's By-laws, to the Company at its principal executive office not less than 75 days nor more 120 days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that in the event the annual meeting is advanced by more than seven days from the anniversary date, notice must be so delivered not later than (i) the 20th day after public disclosure of the date of such meeting or (ii) if such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of the 20th day after the date of public disclosure or the 75th day prior to such scheduled date of such meeting. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804.

                            INDEPENDENT ACCOUNTANTS

  The Company has selected Arthur Andersen LLP as the independent public accountants for the Company for the fiscal year ending May 27, 2000. The firm of Arthur Andersen LLP has served as the Company's independent public accountants since its incorporation and has served as the accountant for certain of its subsidiaries since 1980. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) reports were required for those persons, the Company believes that during Fiscal 1999, Jewelcor Management, Inc., Seymour Holtzman, Steven Holtzman, Trust F/B/O/A, Holtzman Garcia and Custodial Account F/OB/O Chelsea Holtzman and ValueVest Partners L.P. and Donald L. Sturm inadvertently failed to timely file the requisite Section 16(a) reports. Each of these reporting persons may be deemed to beneficially own more than 10% of the Company's outstanding shares of Common Stock. See "Principal and Management Stockholders--Beneficial Ownership." Each of these reports has been filed. In addition, the Company believes that during Fiscal 1999, Messrs. Mills, Poole, McMullin and Hunter and Ms. Dudley inadvertently each failed to timely file a Form 3. Messrs. Mills, Poole, McMullin and Hunter and Ms. Dudley each subsequently filed the required forms.

                              VOTING INFORMATION

  The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, Directors will be elected by a plurality of the votes cast and the affirmative vote of a majority of the outstanding shares of Common Stock is necessary to approve the amendment to the Certificate of Incorporation to effectuate the reverse stock split. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. In addition, abstentions will be treated as votes cast against a particular proposal while broker non-votes will have no impact on the outcome of the vote on a particular proposal. With respect to the election of Directors, votes may only be cast in favor of or withheld from the nominee; there is no ability to abstain.

  Your vote is important. Please sign, date and mail promptly the enclosed proxy card in the enclosed self-addressed stamped envelope. Your Board of Directors recommends that you vote "FOR" the election of Peter R. McMullin and Kenneth W. Watson as Class II Directors of the Company and FOR the one-for-five reverse stock split of the Company's Common Stock on the enclosed proxy card.

  The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders intend to vote such proxies in accordance with their best judgment. Unrevoked proxy cards returned without direction will be voted "FOR" the election of the Class II nominees of the Board of Directors and "FOR" the reverse stock split.

  If your shares are registered in your name, please mail your proxy card at your earliest convenience. If your shares are held in "street name," immediately instruct your broker or the person responsible for your account to sign a proxy card on your behalf. You should also sign, date and mail your proxy card immediately upon receipt from your broker or bank, using the postage-paid envelope provided. Please do so for each account you maintain. If you have further questions or need assistance, please call:

                            D.F. King & Co., Inc.
                            77 Water Street
                            New York, New York 10005
                            Call Toll Free (800) 431-9645


   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE ACT TODAY.

                                   EXHIBIT A

  RESOLVED: The following paragraphs shall be inserted (i) in lieu of sentence one of Article IV, Section 1 and (ii) after the last paragraph of Article IV,
Section 1, respectively, of the amended and restated certificate of incorporation of Little Switzerland, Inc. (the "Corporation"):

    (i) this sentence will be inserted in lieu of the first sentence of
  Article IV, Section 1, "As of 5:00 PM, Eastern time, on the date on which this amendment is filed with the Secretary of State of the State of Delaware (the "Effective Date"), the total number of shares of capital stock which the Corporation shall have the authority to issue is twenty-five million (25,000,000) shares, of which (a) twenty million (20,000,000) shares shall be common stock, par value $.05 per share and (b) five million (5,000,000) shares shall be preferred stock, par value $.01 per share."

    (ii) this paragraph shall be inserted after the last paragraph of Article IV, Section 1, "As of the Effective Date, each FIVE outstanding shares of old common stock, par value $.01 per share ("Old Common Stock"), shall thereupon be reclassified and changed into one new share of common stock, par value $.05 per share ("New Common Stock"). Upon such Effective Date, each holder of Old Common Stock shall thereupon automatically be and become the holder of ONE share of New Common Stock for every FIVE shares of Old Common Stock then held by such holder prior thereto, ignoring any fraction thereof. Upon such Effective Date, each certificate formerly representing a stated number of shares of Old Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of common stock in the appropriately reduced whole number of shares. Stockholders as of the date of the reclassification will be notified thereof and upon their delivery of their certificates of Old Common Stock to the Corporation or its designated agent, will be sent stock certificates representing their shares of New Common Stock."

P
R
O
X
Y

C
A
R
D


                            LITTLE SWITZERLAND, INC.

 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LITTLE SWITZERLAND, INC. FOR THE
    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, DECEMBER 21, 1999

  The undersigned hereby constitutes and appoints Robert L. Baumgardner and Richard C. Hunter, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of common stock, par value $.01 per share, of Little Switzerland, Inc. (the "Company") held of record by the undersigned as of the close of business on November 26, 1999 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida, at 10:00 a.m. local time, on Tuesday, December 21, 1999 and at any adjournments or postponements thereof.

  When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). Neither Proposal is conditioned on the approval of the other Proposal. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

  The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN ENCLOSED
ENVELOPE.

  Please sign name exactly as shown hereon. If more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, indicating title or authority.

   HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-------------------------------            -------------------------------

-------------------------------            -------------------------------

-------------------------------            -------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                                     FOR ALL
                                                      FOR  WITHHOLD  EXCEPT
  Proposal 1.  Election of (01) Kenneth W. Watson     [ ]    [ ]       [ ]
               and (02) Peter R. McMullin as
               Class II Directors, each for a term
               expiring at the 2002 annual meeting.

               TO WITHHOLD AUTHORITY TO VOTE FOR A
               PARTICULAR NOMINEE, MARK THE "FOR ALL
               EXCEPT" BOX AND STRIKE A LINE THROUGH
               THE NAME(S) OF THE NOMINEE(S). YOUR
               SHARES WILL BE VOTED FOR THE REMAINING
               NOMINEE(S).


                                                      FOR     AGAINST    ABSTAIN
                                                      [ ]       [ ]        [ ]
Proposal 2.   The amendment to the amended and
              restated certificate of incorporation
              to effectuate a one-for-five reverse
              stock split of the common stock.

In their discretion, the Proxies are
each authorized to vote upon such other
business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Mark box at right if an address change       [ ]
or comment has been noted on the reverse side of this card.


                  Please be sure to sign and date this Proxy.
           Date:___________________________________________________

                ___________________________________________________
                  Stockholder sign here        Co-owner sign here